Exhibit 3.1

AMENDMENT NO. 3

TO THE

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

BREITBURN ENERGY PARTNERS L.P.

This Amendment No. 3 to the First Amended and Restated Agreement of Limited Partnership of BreitBurn Energy Partners L.P., a Delaware limited partnership (the “Partnership”), dated as of August 27, 2009 (this “Amendment”), is made and entered into by BreitBurn GP, LLC, a Delaware limited liability company, as general partner of the Partnership (the “General Partner”) and as the lawful agent and attorney-in-fact for and on behalf of each of the limited partners of the Partnership. Capitalized terms used herein and not otherwise defined are used as defined in the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 10, 2006, as heretofore amended (the “LP Agreement”).

W I T N E S S E T H

WHEREAS, the Partnership is a limited partnership that was formed under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et seq., and is currently governed by the LP Agreement;

WHEREAS, Section 13.4(b)(i) of the LP Agreement refers to an annual meeting of the Limited Partners to be held in July of each year beginning in 2009 or such other date and time as may be fixed by the General Partner;

WHEREAS, Section 13.4(b)(vi)(A)(2) of the LP Agreement sets forth time periods within which a Limited Partner must provide notice of nominations of persons for election to the Board of Directors in writing to the General Partner and such time periods are based on the date of the annual meeting of the Limited Partners;

WHEREAS, the Partnership is currently involved in litigation (the “Litigation”) relating to, among other things, the adoption of Section 13.4(b) of the LP Agreement;

WHEREAS, in order to accommodate certain requests made in connection with the Litigation and in light of the then anticipated schedule in the Litigation, the General Partner had expected to hold the annual meeting of the Limited Partners for 2009 on November 30, 2009, and, in connection therewith, Section 13.4(b)(vi)(A)(2) of the LP Agreement was amended pursuant to and in accordance with Section 13.1 of the LP Agreement to permit nominations of persons for election to the Board of Directors brought by Limited Partners before the first annual meeting of Limited Partners to be brought at a time period closer to the expected date of the first annual meeting of Limited Partners;

WHEREAS, subsequent to the amendment described in the preceding paragraph, the schedule in the Litigation is to be further extended and postponed, and it is, therefore, necessary to delay the first annual meeting of the Limited Partners beyond the previously anticipated annual meeting date of November 30, 2009; and

WHEREAS, in light of the further extended and postponed schedule in the Litigation and the resulting need to delay the first annual meeting of the Limited Partners, the General Partner desires to amend Section 13.4(b)(vi)(A)(2) of the LP Agreement to accommodate the delay in the first annual meeting of the Limited Partners and the corresponding time period within which a Limited Partner’s notice of nominations of persons for election to the Board of Directors will be considered timely, which notice period is expected to be approximately 90 to 120 days prior to the first annual meeting.

NOW, THEREFORE, intending to be legally bound, the General Partner, on its own behalf and on behalf of all Limited Partners, agrees as follows:

I.	AMENDMENT.

The third sentence of Section 13.4(b)(vi)(A)(2) of the LP Agreement is hereby amended and restated in its entirety as follows:

“For purposes of the first annual meeting, the General Partner shall determine a 30 day time period within which a Limited Partner’s notice of nominations of persons for election to the Board of Directors will be considered timely and shall provide notice to the Limited Partners of such time period at least 10 days prior to the commencement of such time period.”

II.	MISCELLANEOUS.

1.      Successors and Assigns. This Amendment shall be binding upon, and shall enure to the benefit of, each of the Partners, and its respective successors and assigns.

2.      Full Force and Effect. Except to the extent modified hereby, the LP Agreement shall remain in full force and effect.

3.      Governing Law. This Amendment shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

4.      Execution in Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first above written.

GENERAL PARTNER: BREITBURN GP, LLC

By:	/s/ Halbert S. Washburn
Name: Title:	Halbert S. Washburn Co-Chief Executive Officer

LIMITED PARTNERS: ALL LIMITED PARTNERS PREVIOUSLY ADMITTED TO THE PARTNERSHIP THAT CONTINUE TO BE LIMITED PARTNERS ON THE DATE HEREOF:

By:	BreitBurn GP, LLC, as attorney-in-fact pursuant to the power of attorney granted under Section 2.6 of the LP Agreement

By:	/s/ Halbert S. Washburn
Name: Title:	Halbert S. Washburn Co-Chief Executive Officer

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